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                                                                    EXHIBIT 99.1

                              [SYNAGRO LETTERHEAD]


FOR IMMEDIATE RELEASE: MAY 1, 2000

            SYNAGRO TO ACQUIRE WASTE MANAGEMENT'S BIO GRO SUBSIDIARY
                 ADDING APPROXIMATELY $120 MILLION IN REVENUES

HOUSTON, TEXAS, MAY 1, 2000 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALLCAP:
SYGR), one of the country's leading independent, full service providers of residuals management services, announced today that it has entered into a stock purchase agreement to acquire the Bio Gro business from Waste Management, Inc., for $201 million payable in cash and assumed debt. Synagro has obtained commitments to finance the transaction with senior debt provided by Bank of America, N.A. and a combination of senior subordinated debt and convertible preferred stock issued to GTCR Golder Rauner, LLC. The closing of this transaction and the financing is contingent upon receiving necessary consents, approvals, and releases, as well as other customary closing conditions.

Bio Gro, headquartered in Millersville, Maryland, is a leading provider of organic residuals management services in North America generating more than $120 million in annual revenues. Bio Gro provides a full range of biosolids management services to municipalities and industrial customers through five primary business sectors: land application, dewatering, heat drying and pelletization, composting, and alkaline stabilization. Founded in 1978, Bio Gro services over 160 contracts for customers in 24 states. These customers include many major cities such as New York City, Baltimore, Charlotte, Chicago, Los Angeles, and Washington, D.C. Bio Gro currently manages over 4 million wet tons per year of biosolids and industrial residuals through land application and its Class A processing facilities. Bio Gro owns and operates three of the largest and most advanced heat drying and pelletization facilities in the United States.

Ross M. Patten, Synagro's Chief Executive Officer, said, "we have been working very hard the last several years to build the infrastructure and capability to pursue such a pivotal acquisition. We are very excited for our shareholders, the clients of both Synagro and Bio Gro, and our industry. With expanded service capabilities that include the most advanced Class A and Class B technologies, a well-respected workforce, and unmatched facilities experience, the Bio Gro acquisition allows Synagro to compete for tremendous opportunities in the growing residuals management industry." Mr. Patten also noted that "once completed, this acquisition, along with those announced earlier in the year, will increase Synagro's pro forma annual revenues to approximately $230 million with corresponding pro forma annual earnings before interest, taxes, depreciation, and amortization ("EBITDA") of approximately $60 million, which represents increases of 307% and 477% over Synagro's reported year ended December 31, 1999 results of $56.5 million and $10.4 million, respectively."

Mark A. Weidman, Bio Gro's President, stated "our companies complement each other well. While we have enjoyed our relationship with Waste Management, joining Synagro will provide



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us with a new platform, focused exclusively on organic residuals management. The combination of two of the most talented and innovative groups of employees in our industry will greatly enhance our service offerings to our municipal, industrial, and agricultural client base."

Synagro is the fastest growing company focused on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.